Exhibit 10.50

Data Purchase Agreement

THIS PURCHASE AGREEMENT (the "Agreement") dated this 1st day of June, 2011 BETWEEN:

Ioulia Chipilevskaia of 350 Upper Post Rd, Vaughan Ontario, L6A3V5, Canada (the 'Seller', the 'Party')
OF THE FIRST PART
- AND -
Siberian Energy Group Inc., a Nevada corporation having an address at 330 Madison Avenue, 6th Floor, New York, New York 10017 (the 'Purchaser', the 'Party')
OF THE SECOND PART

IN CONSIDERATION OF THE COVENANTS and agreements contained in this Purchase Agreement, the parties to this Agreement agree as follows:

Purchase of Goods

The Purchaser will purchase from the Seller the following Geological Data:

1.	56 Boxes of drilling core from drill hole numbers: 224, 226, 228, 231, 233, 234, 235, 236, 237, 238, 239, 240, 242, 243, 244, 245, 247.

Purchase Price

In consideration of and in exchange for the sale, assignment, transfer and conveyance of Geological Data, the Purchaser agrees to issue to Seller 1,500,000 shares of the Purchaser’s common stock. On the Closing Date the Purchaser will make an official entry in the shareholders’ register and will give instructions to the transfer agent to issue the share certificate to the Seller or its nominee in accordance with Seller’s written instructions.

The Seller and the Purchaser both acknowledge the sufficiency of this consideration. The purchase price specified in this Agreement includes the amount of any present or future sales, use, excise or similar tax applicable to the sale of the Goods.

Delivery of Geological Data

At the time of signing of this Agreement the parties confirm that Geological Data has been delivered and accepted the Purchaser’s representative Igor Evgenievich Glushkov at the office of LLC "Koklanovskoe” located at 106-101 K. Marx Str., Kurgan City, Kurgan region Marx Str., Kurgan City, Kurgan Region, Russian Federation.

Title

From and after the Closing, all equitable and legal rights, title and interests in and to the Stock shall be owned, held and exercised by the Seller; all equitable and legal rights and title to the Geological Data shall be owned, held and exercised by the Purchaser.

Warranties

The Seller warrants that (1) the Seller is the legal owner of the Goods; (2) the Goods are free from all liens and encumbrances; (3) the Seller has the right to sell the Goods; and (4) the Seller will warrant and defend the title of the Goods against any and all claims and demands of all persons.

The Seller warrants that the Goods are now free and at the time of delivery will be free from any security interest or other lien or encumbrance, except the security interest created in this Agreement until the Seller is paid in full.

Security Interest

The Seller retains a security interest in the Goods despite being delivered until paid in full.

Investment representations of Seller

The Seller hereby represents and warrants to Buyer as follows:

(a)
Seller has received and carefully reviewed all information necessary to enable Seller to evaluate the investment represented by the Stock in the Purchaser. Seller has been given the opportunity to ask questions of and to receive answers from the Purchaser concerning its business and the Stock, and to obtain such additional written information necessary to verify the accuracy thereof.

(b)
Seller is aware that the Stock is speculative and involves a high degree of risk. Seller is aware that there is no guarantee that Seller will realize any gain from ownership of the Stock. Seller further understands that it could lose the entire amount of its investment.

(c)
Seller is financially able to bear the economic risk of an investment in the Stock, including the ability to hold the Stock indefinitely and to afford a complete loss of its investment in the Stock. Seller has knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of the acquisition of the Stock.

(d)	The Seller was not furnished any offering literature or memorandum;
(e)
The Seller recognizes that the Stock has not been registered under the Securities Act of 1933, as amended (“Act”), nor under the securities laws of any state and, therefore, cannot be resold unless resale of the Stock is registered under the Act or unless an exemption from registration is available; no public agency has passed upon the fairness of the terms of the offering; the undersigned may not sell the Shares without registering them under the Act and any applicable state securities laws unless exemptions from such registration requirements are available with respect to any such sale;

Claims

The Purchaser's failure to give notice of any claim before the Closing Date will constitute an unqualified acceptance of the Goods and a waiver by the Purchaser of all claims with respect to the Goods.

Excuse for Delay or Failure to Perform

The Seller will not be liable in any way for any delay, non-delivery or default in shipment due to labor disputes, transportation shortage, delays in receipt of material, priorities, fires, accidents and other causes beyond the control of the Seller or its suppliers. If the Seller, in its sole judgment, will be prevented directly or indirectly, on account of any cause beyond its control, from delivering the Goods at the time specified or within one month after the date of this Agreement, then the Seller will have the right to terminate this Agreement by notice in writing to the Purchaser

Notices

Any notice to be given or document to be delivered to either the Seller or Purchaser pursuant to this Agreement will be sufficient if delivered personally or sent by prepaid registered mail to the address specified below. Any written notice or delivery of documents will have been given, made and received on the day of delivery if delivered personally, or on the third (3rd) consecutive business day next following the date of mailing if sent by prepaid registered mail:

SELLER: 350 Upper Post Rd, Vaughan Ontario, L6A3V5, Canada

PURCHASER: 330 Madison Avenue, 6th Floor, New York, New York 10017

General Provisions

Headings are inserted for the convenience only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

All representations and warranties of the Seller contained in this Agreement will survive the closing of this Agreement.

The Purchaser may not assign its right or delegate its performance under this Agreement without the prior written consent of the Seller, and any attempted assignment or delegation without such consent will be void. An assignment would change the duty imposed by this Agreement, would increase the burden or risk involved and would impair the chance of obtaining performance or payment.

This Agreement cannot be modified in any way except in writing signed by all the parties to this Agreement.

This Agreement will be governed by and construed in accordance with the laws of the State of New York, including the Uniform Commercial Code and the Seller and the Purchaser hereby attorn to the jurisdiction of the Courts of the State of New York.

If any clause of this Agreement is held unconscionable by any court of competent jurisdiction, arbitration panel or other official finder of fact, the clause will be deleted from this Agreement and the balance of this Agreement will remain in full force and effect.

This Agreement will inure to the benefit of and be binding upon the Seller and the Purchaser and their respective successors and assigns.

This Agreement may be executed in counterparts.

Time is of the essence in this Agreement.

This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise. The Purchaser acknowledges that it has not relied upon any representations of the Seller as to prospective performance of the Goods, but has relied upon its own inspection and investigation of the subject matter.

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IN WITNESS WHEREOF the parties have executed this Purchase Agreement on this 1st day of June, 2011.

Seller
/s/ Ioulia Chipilevskaia
Name: Ioulia Chipilevskaia

Purchaser	Siberian Energy Group Inc

By:
Its: Chairman
Name: David Zaikin

By:
Its: Chief Executive Officer
Name: Michael Hellenbrand